UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2005 (May 26, 2005)

BJ’s Wholesale Club, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13143	04-3360747
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mercer Road, Natick, Massachusetts	01760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 651-7400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 26, 2005, the Board of Directors of BJ’s Wholesale Club, Inc. (the “Company”) appointed Paul H. McDonough as Executive Vice President, Chief Financial Officer of the Company and Frank D. Forward, who formerly served as Chief Financial Officer of the Company, to the newly created position of Executive Vice President, Chief Administrative Officer of the Company.

Following is the additional information required by Item 5.02(c) of Form 8-K with respect to the appointment of Mr. McDonough as the Company’s principal financial and accounting officer:

Experience

Mr. McDonough, 40, joined the Company in September 2004, as Senior Vice President, Finance. Before joining the Company, Mr. McDonough served at the St. Paul Travelers Company in various capacities, most recently as Vice President and Treasurer from January 2002 to August 2004 and as Assistant Vice President and Assistant Treasurer from September 1999 to December 2001.

Employment Arrangements

The Company has an employment agreement with Mr. McDonough under which he receives an annual base salary of $350,000, which is subject to periodic adjustment at the discretion of the Board of Directors, and participates in specified incentive and other benefit plans. The term of the employment agreement expires on September 6, 2009. If Mr. McDonough’s employment is terminated by the Company other than for cause, Mr. McDonough is entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination at the rate in effect upon termination. The continuing base salary payments to Mr. McDonough do, however, cease if he becomes employed by certain organizations that compete against the Company.

Upon commencement of his employment, Mr. McDonough received a sign-on bonus of $100,000, which is subject to forfeiture by Mr. McDonough in the event he voluntary terminates his employment with the Company prior to September 7, 2005 (one year from commencement of his employment). Pursuant to the Company’s Annual Management Incentive Plan, Mr. McDonough received a guaranteed minimum gross bonus of $31,499 which was equal to twenty-five (25%) percent of his base salary earned during the Company’s fiscal year ended January 29, 2005.

In connection with Mr. McDonough’s relocation from Minnesota to Massachusetts, Mr. McDonough received $145,452 for reimbursement of certain relocation expenses. In addition, he receives a monthly stipend of $1,295, which represents the cost of the additional mortgage and property taxes he incurred to purchase a comparable residence in Massachusetts, which Mr. McDonough is entitled to receive for a period of three years, provided he remains actively employed by the Company. Mr. McDonough is also entitled to receive reimbursement for temporary living expenses for up to six consecutive months in an amount not to exceed $4,000 per month (to be initiated at a date of his choosing within the first year of his employment). All of the above amounts are subject to forfeiture by Mr. McDonough in the event he voluntarily terminates his employment with the Company prior to September 7, 2005. Any relocation expense reimbursement that Mr. McDonough receives from the Company that is not offset by income tax write-offs will be grossed up for both state and federal income taxes.

On September 7, 2004, Mr. McDonough received a non-qualified stock option to purchase 30,000 shares of the Company’s Common Stock, at an exercise price of $25.50 per share, and a Restricted Stock Award of 10,000 shares of the Company’s Common Stock, each pursuant to the Company’s 1997 Stock Incentive Plan.

The Company has a change of control agreement with Mr. McDonough which provides certain change of control severance benefits as described in more detail in the Company’s Change of Control Severance Agreement, filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ’s WHOLESALE CLUB, INC.

Date: June 2, 2005	By:	/s/ Kellye L. Walker
Kellye L. Walker
Senior Vice President and General Counsel